Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and effective July 16, 2004 by and between Atlas America, Inc., a Delaware Corporation located at 311 Rouser Road, Moon Township, Pennsylvania, 15108 or its affiliate, (“Employer”) and Robert R. Firth residing at 1266 Hazel Blvd., Tulsa, Oklahoma 74114, (“Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment/Duties.

A. Employment. Employer hereby agrees to employ Executive to serve as President of Spectrum Field Services LLC or Atlas Pipeline Mid-Continent LLC (the “Company”), an affiliate of the Employer, and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Employer. Executive’s position as President and Chief Executive Officer will be full-time and Executive will be obliged to devote all working abilities and professional efforts to promote the objectives and interests of the Employer. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

B. Duties. Executive reports at the direction of the Managing Board of Directors of Atlas Pipeline Partners, L.P. (“APL”) and is bound to follow the lawful instructions and directions of the Board of APL at any given time. Executive shall be responsible for the management of the Company, and all of the duties that such management may entail.

C. Other Interests. Executive may participate in or serve on corporate, civic and charitable boards or committees, industry associations, fulfill speaking engagements or teach at educational institutions, and manage portfolio investments or investments in passive activities (as defined in IRC Section 469 and to include non-operated oil and gas interests) that do not conflict with the business and affairs of Company or interfere, individually or in the aggregate, with Executive’s performance of his duties hereunder.

2. Compensation.

A. Base Salary. During the Employment term hereof, the Executive will be paid a base salary of $200,000 per annum (“Base Salary”). Increases may be made to the Executive’s Base Salary at the discretion of the Board of Directors of the Employer (the “Board”). Effective as of the date of any such increase, the Base Salary, as increased, shall be the Base Salary for all purposes of this Agreement and may not thereafter be reduced. Such Base Salary shall be paid in accordance with the Employer’s regular payroll policies and shall be subject to all applicable withholding requirements.

B. Discretionary Cash Bonus. The Executive shall be eligible to receive a bonus determined in the sole discretion of the Board and which shall be subject to all applicable withholding requirements.

C. Incentive Compensation Program. The Executive shall be eligible to participate in the company’s Incentive Compensation Program for Executive Group pursuant to the terms and conditions set forth in the letter agreement entitled “Incentive Compensation for Executive Group,” annexed to this Agreement as Schedule “A.”

3. Benefits.

A. Vacation Leave. Executive is entitled to take vacation days, holidays and personal days according to Employer’s regular policies and procedures applicable to other executives of the Employer.

B. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to Employer’s regular policies and procedures.

C. Medical and Group Life Insurance. Employer agrees to provide Executive with major medical health and group life insurance that is consistent with what all other Employer Executives receive. Employer retains the right to select and to change the insurance provider at its discretion.

D. Retirement Plan and Other Benefits. Executive shall be eligible to participate in Employer’s Retirement Plan, pursuant to the terms of the Plan, and all other benefits applicable to other executives of the Employer.

E. Administrative and Travel Expense. Employer agrees to provide Executive with the use of a vehicle leased by Employer and with a parking space for said vehicle. Employer agrees to provide Executive with reimbursement for reasonable work-related administrative and travel expenses, pursuant to Employer’s business expense policies and procedures. Written receipts must be submitted to document all expenses for which reimbursement is sought.

4. Term and Termination.

A. The Term of this Agreement shall commence on July 16, 2004 and continue for a period of three years, unless extended or earlier terminated pursuant to the provisions below. The Agreement may be renewed upon the mutual agreement of Executive and Employer.

B. This Agreement and Executive’s employment may be terminated without cause at Employer’s discretion during the Term, provided that Employer shall pay to Executive an amount determined as follows.

(1) In the event Executive’s employment is terminated without cause in the first year of the Term, Employer shall pay to Executive an amount equal to Executive’s base salary and the Employer’s portion of medical health insurance for the remainder of the Term. Executive shall not be entitled to any other compensation then in effect, prorated or otherwise.

(2) In the event Executive’s employment is terminated in the second year of the Term, Employer shall pay to Executive an amount equal to Executive’s base salary and the Employer’s portion of medical health insurance for the remainder of the Term. In addition, Executive shall be eligible to receive 33% of the Incentive Compensation set forth in Sections 2(A) and (B) of the letter agreement annexed hereto as Schedule “A” provided that the financial conditions set forth in Sections 2(A) and (B) of such letter agreement are otherwise satisfied.

(3) In the event Executive’s employment is terminated in the third year of the Term, Employer shall pay to Executive an amount equal to Executive’s base salary and the Employer’s portion of medical health insurance for the remainder of the Term. In addition, Executive shall be eligible to receive 67% of the Incentive Compensation set forth in Sections 2(A) and (B) of the letter agreement, provided that the financial conditions set forth in Sections 2(A) and (B) annexed as Schedule “A” are otherwise satisfied. In addition, Executive shall be eligible to participate in the Executive Group Acquisitions Incentive set forth in Section 2(C) of the letter agreement annexed as Schedule “A” if the financial conditions set forth in Section 2(C) are otherwise satisfied. Payment of Incentive Compensation under Section 2(C) shall be determined at the end of the 16th full quarter following the execution of this Agreement, based on actual distributable cash flow of said acquisitions during the 13th through 16th full quarters following the execution of this Agreement.

C. The Executive may terminate his employment hereunder for Good Reason at any time upon thirty (30) days’ prior written notice to Employer and Employer shall pay to Executive an amount equal to Executive’s base salary and the Employer’s portion of medical health insurance for the remainder of the Term. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s written consent, of any one or more of the following events; (i) a substantial and adverse change in the Executive’s functions, duties and responsibilities resulting in a significant loss of authority or control; (ii) a significant reduction in benefits received by the Executive as of the effective date of this Agreement; (iii) Employer requiring the Executive relocate to a city other than Tulsa, Oklahoma; and (iv) a failure by Employer to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such non-compliance has been given by the Executive to Employer.

D. This Agreement may be terminated by Executive at Executive’s discretion by providing at least ninety (90) days prior written notice to Employer. In the event of termination by Executive pursuant to this subsection, Employer may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Employer shall pay Executive at the base salary rate to the termination date included in Executive’s original termination notice.

E. In the event that Executive is in breach of any material obligation owed Employer in this Agreement, habitually neglects the duties to be performed under this Agreement, fails or refuses to perform, after fifteen (15) days written notice, the reasonable and lawful directives of the Board, engages in any conduct which is dishonest, damages the reputation or standing of Employer, violates the official policies of Employer, or is convicted of a felony or other crime involving moral turpitude, then Employer may terminate this Agreement for cause upon five (5) days notice to Executive and may suspend Executive with pay from the time of the damaging event until termination. The date of termination shall be the termination date set forth in Employer’s written notice of termination. In the event of termination of the Agreement pursuant to this subsection, Executive shall be paid only at the base salary rate up to and including the date of termination. Executive shall not be paid any other compensation, prorated or otherwise.

5. Confidentiality. Executive acknowledges that he will have access to certain proprietary and confidential information of Employer that is not generally known to the public including, but not limited to, its services, personnel, procedures and financial information. Executive agrees not to use or disclose any proprietary or confidential information during the Term of this Agreement or thereafter other than in connection with performing Executive’s services for Employer in accordance with this Agreement. Upon termination of employment, Executive agrees not to retain or take with him any confidential notes, records, documents or other proprietary or confidential information about Employer prepared or obtained in the course of employment. The provisions of this Paragraph 5 shall survive termination of this agreement and Executive’s employment with the Company.

6. Non-competition. Executive acknowledges that his position with Employer as President and Chief Executive Officer is special, unique and intellectual in character and his position in Employer will place him in a position of confidence and trust with Executives and clients of Employer. Executive agrees that during the Term of this Agreement and for a period of eighteen (18) months thereafter Executive will not directly or indirectly engage in any business in direct competition with Employer located in the counties in which the Company maintained operations or in which he worked, and Executive will not solicit from any client of Employer business of the type performed by Employer, or recruit, solicit or hire any employee or consultant of Employer or induce any employee or consultant of Employer to terminate its relationship with Employer. If Executive shall violate any of the provisions of this Paragraph 6, Employer shall be entitled, in addition to any remedies at law, to an injunction upon notice, but without bond, restraining Executive from the continuance of such violation. Executive agrees that the terms of this provision are necessary and reasonable and that they are supported by adequate consideration.

7. Representations. (a) Executive represents and warrants to Employer that he is not now subject to any non-competition, restrictive covenant, or other restriction or agreement that would prevent, limit or impair in any way his ability to perform all his obligations under this Agreement.

(b) Executive agrees that he will disclose and provide a copy of the confidentiality and non-competition provisions of this Agreement to any prospective Employer and/or recruiter.

8. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid or recognized overnight delivery service.

If to Employer:

Michael L. Staines

Executive Vice President

311 Rouser Road

Moon Township, PA 15108

If to Executive:

Robert R. Firth

1266 Hazel Blvd.

Tulsa, OK 74114

9. Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter herein. This Agreement may be modified only by a further writing that is duly executed by both parties.

10. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

11. Interpretation of Agreement. The provisions of this Agreement shall not be construed in favor of or against either party. In the event any provision of this Agreement is determined by a court to be invalid or unenforceable, the parties contemplate that the provisions may be modified by the court to make them enforceable to the fullest extent allowed by law.

12. Headings. The headings in this agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of the Agreement of any of the obligations above.

13. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Employer, which may be withheld by Employer at Employer’s absolute discretion.

14. Severability. If any provision of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15. Waiver of Jury Trial. The parties hereby knowingly, voluntarily and intentionally waive the right any of them may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with Executive’s employment with Employer. This provision is a material inducement for the parties’ acceptance of this Agreement.

16. Indemnification. The Employer shall, to the fullest extent permitted by applicable law, from time to time in effect, indemnify Employee from and against any and all expenses, liabilities or other matters arising from or related to Employee’s actions, duties or responsibilities associated with the Company or as an officer or employee of any related entities of Employer including any partnership, joint venture, limited liability company, trust or other enterprise, except that such indemnification shall not cover any actions by Executive that are unlawful, grossly negligent or in willful violation of Company policy. Such indemnification shall continue even though Employee has ceased to be an employee or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided by this paragraph shall not be deemed exclusive of any other rights to which Employee may be entitled under any provision of the Employer’s Certificate of Incorporation, Bylaws, other agreement or insurance coverage, both as to actions in her official capacity and as to action in another capacity while holding such office.

17. Mitigation. The Executive shall not be required to find new employment or otherwise mitigate the amount of any payment provided for in this Agreement. Any salary or remuneration received by Executive from a third party for providing personal services shall not reduce the Employer’s obligation to make any payment to Executive as may be required by this Agreement.

18. Agreement is knowing and voluntary. Executive has carefully reviewed this Employment Agreement to assure his complete understanding of the Agreement’s full effect. The Executive has actively engaged in negotiations concerning the terms and conditions of the Agreement. The Executive has been represented by counsel of his choice in negotiating and reviewing the Agreement and has been given the opportunity by the Employer to engage in this review independently, in consultation with his attorney, and to discuss the Agreement with his family. Executive’s signing of this Employment Agreement is knowing and voluntary.

IN WITNESS WHEREOF, Employer and Executive have executed this Employment Agreement on the first date written below:

Date: July 16, 2004	By:	/s/ ROBERT R. FIRTH
Robert R. Firth

Date: July 16, 2004	Atlas America, Inc.

	By:	/s/ MICHAEL L. STAINES
	Name:	Michael L. Staines
	Title:	Executive Vice President